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Invesco PowerShares

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Xchange Traded Notes™

PowerShares ETNs | About ETNs | Literature

Gold | Agriculture | Commodity | Crude Oil | Base Metals | Product Matrix

Filed pursuant to Rule 433
Registration Statement No. 333-162195
Dated March 3, 2010

Long, short and leveraged exposure to commodities has never been easier.


GOLD

AGRICULTURE

COMMODITY

CRUDE OIL

BASE METALS

Invesco PowerShares has recently expanded its marketing partnership with Deutsche Bank to include the first exchange traded products to provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of some of the most prominent commodities in the world, including oil, gold, wheat, corn, soybeans, sugar, copper, zinc and aluminum.

The exchange traded notes provided by Deutsche Bank AG, London Branch and PowerShares (the "ETNs") are unsecured debt securities issued by Deutsche Bank AG, London Branch that are linked to a total return version of the Deutsche Bank Liquid Commodity Index. Investors can buy and sell the ETNs at market price on the NYSE Arca exchange or receive a cash payment at the scheduled maturity or early redemption based on the performance of the index less investor fees.

PowerShares DB Gold Exchange Traded Notes

The PowerShares DB Gold ETNs provide investors with a cost-effective and convenient way to take a short or leveraged view on the performance of gold. All of the PowerShares DB Gold ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Gold™.

The PowerShares DB Gold ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

PowerShares DB Gold ETNs:

DGP PowerShares DB Gold Double Long ETN
DGZ PowerShares DB Gold Short ETN
DZZ PowerShares DB Gold Double Short ETN

Overview | Fact Sheet | Prospectus

PowerShares DB Agriculture Exchange Traded Notes

The PowerShares DB Agriculture ETNs provide investors with a cost-effective and convenient way to take a long, short, or leveraged view on the performance of the agriculture sector. All of the PowerShares DB Agriculture ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Agriculture™.

The PowerShares DB Agriculture ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

PowerShares DB Agriculture ETNs:

DAG PowerShares DB Agriculture Double Long ETN
AGF PowerShares DB Agriculture Long ETN
ADZ PowerShares DB Agriculture Short ETN
AGA PowerShares DB Agriculture Double Short ETN

http://beta.powersharesetns.com/portal/site/etns 3/3/2010

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Overview Fact Sheet Prospectus

PowerShares DB Commodity Exchange Traded Notes

The PowerShares DB Commodity ETNs provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broad-based commodity index. All of the PowerShares DB Commodity ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index™. The Long and Double Long ETNs are based on the Optimum Yield™ version of the Index. The Short and Double Short ETNs are based on the standard version of the Index.

The PowerShares DB Commodity ETNs are unsecured obligations of Deutsche Bank AG, London Branch.

PowerShares DB Commodity ETNs:

DYY PowerShares DB Commodity Double Long ETN
DPU PowerShares DB Commodity Long ETN
DDP PowerShares DB Commodity Short ETN
DEE PowerShares DB Commodity Double Short ETN

Overview Fact Sheet Prospectus

PowerShares DB Crude Oil Exchange Traded Notes

The PowerShares DB Crude Oil ETNs are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of a broadbased commodity index. All of the PowerShares DB Crude Oil ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Oil™, which is composed of crude oil futures contracts.

The PowerShares DB Crude Oil are unsecured obligations of Deutsche Bank AG, London Branch.

PowerShares DB Crude Oil ETNs:

OLO PowerShares DB Crude Oil Long ETN
SZO PowerShares DB Crude Oil Short ETN
DTO PowerShares DB Crude Oil Double Short ETN

Overview Fact Sheet Prospectus

PowerShares DB Base Metals Exchange Traded Notes

The PowerShares DB Base Metals ETNs are the first United States exchange traded products that provide investors with a cost-effective and convenient way to take a long, short or leveraged view on the performance of base metals. All of the PowerShares DB Base Metals ETNs are based on a total return version of the Deutsche Bank Liquid Commodity Index-Optimum Yield Industrial Metals™, which is composed of aluminum, copper and zinc futures contracts.

The PowerShares DB Base Metal are unsecured obligations of Deutsche Bank AG, London Branch.

PowerShares DB Base Metal ETNs:

BDD PowerShares DB Base Metals Double Long ETN
BDG PowerShares DB Base Metals Long ETN
BOS PowerShares DB Base Metals Short ETN
BOM PowerShares DB Base Metals Double Short ETN

Overview Fact Sheet Prospectus

http://beta.powersharesetns.com/portal/site/etns 3/3/2010

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Deutsche Bank AG, London Branch has filed a registration statement (including a prospectus)
with the SEC for the offering to which this communication relates. Before you invest, you should read the prospectus and other documents filed by Deutsche Bank AG, London Branch for more complete information about the issuer and this offering. You may get these documents for free by visiting dbfunds.db.com or EDGAR on the SEC website at www.sec.gov. Alternatively, you may request a prospectus by calling 800.983.0903, or you may request a copy from any dealer participating in this offering.

The PowerShares DB ETNs are not suitable for all investors and should be utilized only by sophisticated investors who understand leverage risk, consequences of seeking monthly leveraged investment results and intend to actively monitor and manage their investments. Investing in the
ETNs is not equivalent to a direct investment in the index or index components because the current principal amount (the amount you invested) is reset each month, resulting in the compounding of monthly returns. The principal amount is also subject to the investor fee, which can adversely affect returns. The amount you receive at maturity (or upon an earlier repurchase) will be contingent upon each monthly performance of the index during the term of the securities. There is no guarantee that you will receive at maturity, or upon an earlier repurchase your initial investment back or any return on that investment. Significant adverse monthly performances for your securities may not be offset by any beneficial monthly performances.

Certain marketing services may be provided for these products by Invesco Aim Distributors, Inc. or its affiliate, Invesco PowerShares Capital Management LLC. Neither firm is affiliated with Deutsche Bank.

PowerShares(R) is a registered trademark of Invesco PowerShares Capital Management LLC. Invesco PowerShares
Capital Management LLC is an indirect, wholly owned subsidiary of Invesco Ltd.

An  investor should consider the Securities' investment objective, risks, charges and expenses carefully before investing.

http://beta.powersharesetns.com/portal/site/etns                      3/3/2010